                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant    /X/
Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement           / /  Confidential, For use of the Commission Only
                                                (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Under Rule 14a-12

                          Aftermarket Technology Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------
     (5)  Total fee paid:

          ----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials:

     ---------------------------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------
     (3)  Filing Party:

          ----------------------------------------------------------------------
     (4)  Date Filed:

          ----------------------------------------------------------------------

[AFTERMARKET LOGO]



Dear Stockholders:


You are cordially invited to attend the Annual Meeting of Stockholders of Aftermarket Technology Corp. on Wednesday, May 9, 2001, at 9:00 a.m. Central time at Oak Brook Hills Resort, 3500 Midwest Road, Oak Brook, Illinois. Your Board of Directors and management look forward to greeting those stockholders who attend the meeting.

At this meeting you will be asked to elect directors of the Company. Your Board of Directors recommends a vote FOR the proposed nominees. Information about the director nominees, as well as other important information, is contained in the accompanying Proxy Statement. You are urged to read the Proxy Statement carefully.

It is important that your shares be represented and voted at the meeting, whether or not you plan to attend. Please sign, date and mail the enclosed proxy card at your earliest convenience.

Your interest and participation in the affairs of the Company are greatly appreciated.



/s/ Michael T. DuBose


Michael T. DuBose
CHAIRMAN OF THE BOARD,
PRESIDENT AND CHIEF EXECUTIVE OFFICER

March 30, 2001

                          AFTERMARKET TECHNOLOGY CORP.
                         ONE OAK HILL CENTER, SUITE 400
                            WESTMONT, ILLINOIS 60559

                              ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                              ---------------------



To the Stockholders of
Aftermarket Technology Corp.:

          NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Aftermarket Technology Corp., a Delaware corporation (the "Company"), will be held at Oak Brook Hills Resort, 3500 Midwest Road, Oak Brook, Illinois on Wednesday, May 9, 2001, at 9:00 a.m., Central time, for the purposes of considering and acting upon the following:

          1. election of nine directors to hold office until the 2002 Annual Meeting of Stockholders and thereafter until their successors are elected and qualified; and

          2. transaction of such other business as may properly come before the meeting or any adjournment thereof.

          Only stockholders of record at the close of business on March 29, 2001 will be entitled to notice of, and to vote at, the meeting and any adjournments thereof.


                                          By Order of the Board of Directors,

                                          /s/ Joseph Salamunovich

                                          Joseph Salamunovich
                                          Secretary

Dated:  March 30, 2001

PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                          AFTERMARKET TECHNOLOGY CORP.
                         ONE OAK HILL CENTER, SUITE 400
                            WESTMONT, ILLINOIS 60559

                              ---------------------

                                 PROXY STATEMENT
                              ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                   MAY 9, 2001



                             SOLICITATION OF PROXIES

          This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Aftermarket Technology Corp., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held at Oak Brook Hills Resort, 3500 Midwest Road, Oak Brook, Illinois, on May 9, 2001 at 9:00 a.m., Central time, and all adjournments thereof. This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about April 9, 2001.

          The cost of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy and the solicitation of proxies will be paid by the Company. Proxies may be solicited by directors, officers and other regular employees of the Company, none of whom will receive any additional compensation for such solicitation. Proxies may be solicited in person or by telephone. The Company will pay brokers or other persons holding stock in their names or the names of their nominees for the expenses of forwarding soliciting material to the beneficial owners.

                                     VOTING

          The close of business on March 29, 2001 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting. On that date, there were outstanding 20,476,734 shares of the Company's Common Stock, $.01 par value ("Common Stock"). A majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at the Meeting. Each share of Common Stock is entitled to one vote on any matter that may be presented for consideration and action by the stockholders at the Meeting. In all matters other than the election of directors, the affirmative vote of a majority of the issued and outstanding shares of Common Stock will be the act of stockholders. Directors will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy and entitled to vote on the election of directors. Abstentions will be treated as the equivalent of a negative vote for the purpose of determining whether a proposal has been adopted and will have no effect for the purpose of determining whether a director has been elected. If a broker indicates on the proxy that such broker does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be treated as present for purposes of determining the existence of a quorum but will not be considered as present and entitled to vote with respect to that matter.

          Proxies will be voted in accordance with the instructions thereon. In the absence of such instructions, proxies will be voted FOR the Company's nominees for election as directors. As of the date hereof, the Board of Directors is not aware of any matters to be presented for action at the Meeting other than the election of directors. However, should any other matters come before the meeting, proxies will be voted in the discretion of the persons named as proxies thereon as to any other business that may properly come before the Meeting or any adjournment thereof.

          Any stockholder has the power to revoke his or her proxy at any time before it is voted at the Meeting by submitting written notice of revocation to the Secretary of the Company or by filing a duly executed proxy bearing a later date. A proxy will not be voted if the stockholder who executed it is present at the Meeting and elects to vote the shares represented thereby in person.

                              ELECTION OF DIRECTORS

          The directors of the Company are elected annually. The term of office of all present directors expires on the date of the Meeting. Currently the Company has ten directors but one of them, William A. Smith, has decided not to stand for re-election. The Board of Directors has decided to reduce the authorized number of directors from ten to nine effective as of the Meeting. Therefore, at the Meeting nine directors are to be elected to serve for the ensuing year and until their successors are elected and qualified. The nominees for election as directors are:

          Robert Anderson                 Dr. Michael J. Hartnett
          Richard R. Crowell              Gerald L. Parsky
          Michael T. DuBose               Richard K. Roeder
          Dale F. Frey                    J. Richard Stonesifer
          Mark C. Hardy

          All of the nominees currently serve as directors of the Company. For information regarding each nominee, see "Management--Directors and Executive Officers."

          Should any nominees become unavailable to serve as a director or should any vacancy occur before the election (which events are not anticipated), the proxies may be voted for a substitute nominee selected by the Board of Directors or the authorized number of directors may be reduced. If for any reason the authorized number of directors is reduced, the proxies will be voted, in the absence of instructions to the contrary, for the election of the remaining nominees named in this Proxy Statement. To the best of the Company's knowledge, all nominees are and will be available to serve.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

          The directors and executive officers of the Company are as follows:


NAME                              AGE        POSITIONS
----                              ---        ---------
Michael T. DuBose                 47         Chairman of the Board, President and Chief Executive Officer
Barry C. Kohn                     45         Vice President and Chief Financial Officer
Lawrence W. Baker                 58         Vice President, Automotive Sales and Marketing
John J. Machota                   49         Vice President, Human Resources
Mary T. Ryan                      47         Vice President, Communications and Investor Relations
Joseph Salamunovich               41         Vice President, General Counsel and Secretary
Paul J. Komaromy                  51         President, Aaron's Automotive Products, Inc. and Component
                                             Remanufacturing Specialists, Inc.
Matt J. Pieper                    41         President, ATC Logistics
Robert Anderson                   80         Director
Richard R. Crowell                46         Director
Dale F. Frey                      68         Director
Mark C. Hardy                     37         Director
Dr. Michael J. Hartnett           55         Director
Gerald L. Parsky                  58         Director
Richard K. Roeder                 52         Director
William A. Smith                  55         Director
J. Richard Stonesifer             64         Director

          MICHAEL T. DUBOSE joined the Company as Chairman of the Board of Directors, President and Chief Executive Officer in 1998. From 1997 to 1998 he served as a consultant to Aurora Capital Group. From 1995 to 1997 Mr. DuBose was Chairman and Chief Executive Officer of Grimes Aerospace Company, an international engineering, manufacturing and distribution company. From 1993 to 1995 he served as Senior Vice President of SAI Corporation's computer equipment manufacturing and systems sector. Prior to that Mr. DuBose held various positions at General Instrument and General Electric Company. Mr. DuBose holds a M.S. in Management from the Stanford University Graduate School of Business.

          BARRY C. KOHN joined the Company as Vice President and Chief Financial Officer in January 1999. During 1998 he served as a self-employed financial consultant. From 1995 to 1997 Mr. Kohn was Senior Vice President and Chief Financial Officer of Grimes Aerospace Company. Between 1987 and 1995 he held increasingly senior positions at Grimes including Treasurer, Controller and Manager of Business Planning. Mr. Kohn holds a Masters of Accounting from The Ohio State University and is a Certified Public Accountant (inactive).

          LAWRENCE W. BAKER joined the Company as Vice President, Automotive Sales & Marketing in January 2001. Prior to that, Mr. Baker was employed for 35 years with DaimlerChrysler, most recently serving as Vice President of the Mopar Parts division from 1999 to 2000, as General Manager of Mopar from 1994 to 1999, as General Manager of the Jeep/Eagle division from 1990 to 1994 and as General Manager of the Dodge Car & Truck division from 1989 to 1990. Mr. Baker holds a B.S. in Marketing from Ohio State University.

          JOHN J. MACHOTA joined the Company as Vice President, Human Resources in 1997. From 1996 to 1997, he was a self-employed human resources consultant. From 1995 to 1996, Mr. Machota was Vice President, Compensation for Waste Management, Inc. and from 1993 to 1995 served as Waste Management's Vice President, Human Resource Services. From 1986 to 1993 Mr. Machota was Vice President, Human Resources for a subsidiary of Waste Management and prior to that held various other positions in the human resources area. Mr. Machota holds a M.S. in Industrial Relations from Loyola University.

          MARY T. RYAN joined the Company as Vice President, Communications and Investor Relations in April 1999. From 1996 to 1998, Ms. Ryan served as Vice President, Corporate Affairs for American Disposal Services, Inc. From 1995 to 1996 she was a self-employed public relations consultant. Prior to that Ms. Ryan was employed for more than ten years with Waste Management, Inc. Ms. Ryan holds a M.B.A. from DePaul University.

          JOSEPH SALAMUNOVICH joined the Company as Vice President, General Counsel and Secretary in 1997. From 1995 to 1997 Mr. Salamunovich was a partner in the law firm of Gibson, Dunn & Crutcher LLP, where he specialized in corporate and securities law matters. From 1986 to 1995 Mr. Salamunovich was an associate of the same firm. Mr. Salamunovich holds a J.D. from Loyola Law School.

          PAUL J. KOMAROMY joined the Company in February 2000 as President of the Company's Aaron's Automotive Products, Inc. subsidiary. He has also served as President of the Company's Component Remanufacturing Specialists, Inc. subsidiary since January 2001. From 1997 to 1999 Mr. Komaromy was Vice President and General Manager of the Engine Systems and Accessories division of AlliedSignal, Inc. From 1987 to 1997 Mr. Komaromy was employed with Grimes Aerospace, serving as Senior Vice President and General Manager of the Vision Systems division from 1996 to 1997 and as Senior Vice President, Operations and Engineering from 1991 to 1995. From 1978 to 1987 Mr. Komaromy was employed with the Power Systems division of Cooper Industries. Mr. Komaromy holds a M.S. in Industrial Administration from the Carnegie-Mellon University Graduate School of Industrial Administration.

          MATTHEW J. PIEPER joined the Company as General Manager of its Logistics Services business unit in October 1998 and served as Vice President of ATC Logistics from June 2000 until November 2000 when he became President of ATC Logistics. Prior to joining the Company, Mr. Pieper served as a Regional Distribution Manager for the Perrier division of Nestles Foods from 1996 to 1998. Before that he served in various logistics and manufacturing positions for the Pepsi-Cola Company from 1989 to 1996. Mr. Pieper holds a B.B.A. in Transportation/Logistics from Iowa State University and a M.B.A. from Baylor University.

          ROBERT ANDERSON became a director of the Company in 1997. Mr. Anderson has been associated with Rockwell International Corporation since 1968, where he has been Chairman Emeritus since 1990 and served previously as Chairman of the Executive Committee from 1988 to 1990 and as Chairman of the Board and Chief Executive Officer from 1979 to 1988. Mr. Anderson is a director of Motor Cargo Industries, Inc.

          RICHARD R. CROWELL became a director of the Company in 1994. Mr. Crowell has been President and a founding partner of Aurora Capital Group since its inception in 1991.

          DALE F. FREY became a director of the Company in 1997. Prior to his retirement in 1997, Mr. Frey was Chairman of the Board, President and Chief Executive Officer of General Electric Investment Corporation, a position he had held since 1984, and was a Vice President of General Electric Company since 1980. Mr. Frey is a director of Praxair, Inc., Roadway Express and Community Health Systems.

          MARK C. HARDY became a director of the Company in 1994. Mr. Hardy is a Managing Director and partner of Aurora Capital Group. Prior to joining Aurora Capital Group in 1993, Mr. Hardy was an Associate at Bain & Company, a consulting firm.

          DR. MICHAEL J. HARTNETT became a director of the Company in 1994. Since 1992 Dr. Hartnett has been Chairman, President and Chief Executive Officer of Roller Bearing Company of America, Inc., a manufacturer of ball and roller bearings. Prior to joining Roller Bearing in 1990 as General Manager of its Industrial Tectonics subsidiary, Dr. Hartnett spent 18 years with The Torrington Company, a subsidiary of Ingersoll-Rand.

          GERALD L. PARSKY became a director of the Company in 1997. Mr. Parsky is the Chairman and a founding partner of Aurora Capital Group. Prior to forming Aurora Capital Group in 1991, Mr. Parsky was a senior partner and a member of the Executive and Management Committees of the law firm of Gibson, Dunn & Crutcher LLP. Prior to that, he served as an official with the United States Treasury Department and the Federal Energy Office, and as Assistant Secretary of the Treasury for International Affairs.

          RICHARD K. ROEDER became a director of the Company in 1994. Mr. Roeder is a founding partner and Managing Director of Aurora Capital Group. Prior to forming Aurora Capital Group in 1991, Mr. Roeder was a partner in the law firm of Paul, Hastings, Janofsky & Walker, where he served as Chairman of the firm's Corporate Law Department and a member of its National Management Committee.

          WILLIAM A. SMITH has been a director of the Company since 1994. He served as Chairman Emeritus of the Board of Directors from 1997 to 1998 and prior to that served as Chairman of the Board since 1994. Mr. Smith was President and Chief Executive Officer of the Company from 1994 until 1996. From 1993 to 1994 Mr. Smith served as a consultant to Aurora Capital Group in connection with the formation of the Company and its initial acquisitions. Prior to that Mr. Smith was President of the Rucker Fluid Power Division of Lucas Industries, plc. and held various positions with Navistar International Transportation Corporation, Labinal, Inc. (a French automotive and aerospace equipment manufacturer) and Cummins Engine Company.

          J. RICHARD STONESIFER became a director of the Company in 1997. Prior to his retirement in 1996, Mr. Stonesifer was employed with the General Electric Company for 37 years, serving most recently as President and Chief Executive Officer of GE Appliances, and was an executive officer and Senior Vice President of the General Electric Company, from January 1992 until his retirement. Mr. Stonesifer is a director of Polaris Industries, Inc.

COMMITTEES OF THE BOARD OF DIRECTORS AND BOARD MEETINGS

          The Company has an Audit Committee and a Compensation and Human Resources Committee. It does not have a nominating committee.

          The Audit Committee provides assistance to the Board of Directors in fulfilling its oversight role relating to the Company's corporate accounting and reporting practices and the quality and integrity of the Company's financial reports. The Audit Committee is governed by a written charter approved by the Board of Directors, a copy of which is included as Appendix A hereto. During 2000 the Audit Committee was comprised of

Messrs. Anderson, Frey (Chairman) and Roeder. Messrs. Anderson and Frey are independent as defined by the Nasdaq listing standard; Mr. Roeder, due to his interest in Aurora Capital Group, is not independent as defined by the Nasdaq listing standard (see "Certain Transactions--Relationship with Aurora Capital Group"). Effective as of the date of the Meeting Mr. Roeder will be succeeded on the Audit Committee by Dr. Hartnett, who is independent as defined by the Nasdaq listing standard. The Audit Committee met six times during 2000.

          The Compensation and Human Resources Committee establishes the general compensation policies of the Company, establishes the specific compensation programs utilized by the Company with respect to the executive officers of the Company and makes recommendations to the Board of Directors regarding the salaries of executive officers and the granting of stock options to eligible employees. During 2000 the Compensation and Human Resources Committee was comprised of Messrs. Crowell, Parsky and Stonesifer (Chairman). The Compensation and Human Resources Committee met four times during 2000.

          The Board of Directors held nine meetings during 2000. Each director attended at least 75% of the meetings of the Board of Directors and the committees of the Board on which he served in 2000.

DIRECTOR COMPENSATION

          Directors do not receive cash compensation for service on the Board of Directors or its committees, and the Company does not expect to pay fees to its directors in the foreseeable future. The Company reimburses directors for their expenses in connection with attending Board and committee meetings.

          At the time that Messrs. Anderson, Frey and Stonesifer joined the Board of Directors in 1997, they were each granted options to purchase 12,000 shares of the Common Stock at an exercise price of $15.25, $18.25 and $18.25 per share, respectively. In May 1998 these three directors were each granted additional options to purchase 24,000 shares of the Common Stock at an exercise price of $18.125 per share. In November 1998 the 36,000 options previously granted to each of Messrs. Anderson, Frey and Stonesifer were canceled and replaced with an equal number of new options with an exercise price of $5.3125 per share. In 1999 these three directors were each granted additional options to purchase 14,000 shares of the Common Stock at an exercise price of $9.00 per share and in 2000 they were each granted additional options to purchase 25,000 shares of the Common Stock at an exercise price of $11.125 per share. All of the currently outstanding options granted to Messrs. Anderson, Frey and Stonesifer have an exercise price equal to the closing price of a share of the Common Stock on the Nasdaq National Market System on the date the options were granted.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors and persons who own more than 10% of any equity security of the Company to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish copies of these reports to the Company. Based solely on a review of the copies of the forms that the Company received, the Company believes that all such forms required during 2000 were filed on a timely basis except for the Form 3 of Matt
J. Pieper, which was filed two months late.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

          The following table sets forth, for the three most recently completed fiscal years, the cash compensation for services in all capacities to the Company of (i) the Company's Chief Executive Officer and (ii) the four persons who as of December 31, 2000 were the other most highly compensated executive officers of the Company and its subsidiaries (collectively, the "Named Executive Officers"):

                                                        ANNUAL                   LONG-TERM
                                                     COMPENSATION           COMPENSATION AWARDS
                                                ------------------------    ---------------------
                                                                             NUMBER OF SECURITIES
                                                                                  UNDERLYING           ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR      SALARY       BONUS (1)        OPTIONS (#) (2)        COMPENSATION
---------------------------            ----     --------      ----------    ----------------------    --------------
 Michael T. DuBose (3)                 2000     $470,000        $425,777           100,000              $ 23,800(4)
   Chairman, President and             1999      400,000         319,500             --                  203,940(5)
   Chief Executive Officer             1998       17,534           --              500,000                  --

 Jerry E. Kanis (6)                    2000      216,346         117,970            25,000               108,328(7)
   Former President, Autocraft Group   1999        --              --                --                     --
                                       1998        --              --                --                     --

 Barry C. Kohn (8)                     2000      270,000         130,451            35,000                  --
   Chief Financial Officer             1999      226,154         110,000            90,000                36,963(9)
                                       1998        --              --                --                     --

 Paul J. Komaromy (10)                 2000      238,850          81,000            50,000               156,746(7)
   President, Aaron's and CRS          1999        --              --                --                     --
                                       1998        --              --                --                     --

 Matt J. Pieper (11)                   2000      161,904         210,000            35,000                10,576(12)
   President, ATC Logistics            1999      117,616          84,035             5,000                 9,725(12)
                                       1998       19,038           7,000             3,000                  --

---------------
(1) Bonuses for a particular year are paid during the first quarter of the following year, except in the case of Mr. DuBose, whose 1999 bonus was paid at the end of the year in which it is earned.

(2) Consists of options to purchase securities of the Company, which options were issued pursuant to the Company's 1996 Stock Incentive Plan (the "1996 Plan"), 1998 Stock Incentive Plan (the "1998 Plan") or 2000 Stock Incentive Plan (the "2000 Plan" and, together with the 1996 Plan and the 1998 Plan, the "Stock Plans"). Pursuant to the Stock Plans, the Compensation and Human Resources Committee of the Board of Directors makes recommendations to the Board of Directors regarding the amount, terms and conditions of each option to be granted.

(3) Mr. DuBose joined the Company as Chairman, President and Chief Executive Officer in December 1998.

(4)  Consists of allowances for automobile, club dues and financial planning.

(5) Includes (i) $176,770 of relocation benefits (including $76,770 of income tax "gross up") and (ii) $14,954 of automobile allowance.

(6) Mr. Kanis became President of the Autocraft Group in January 2000 and ceased to hold such position in March 2001.

(7)  Consists of relocation benefits.

(8) Mr. Kohn joined the Company as Vice President and Chief Financial Officer in January 1999.

(9) Includes $31,750 of relocation benefits (including $11,750 of income tax "gross up").

(10) Mr. Komaromy became President of Aaron's in February 2000.

(11) Mr. Pieper joined the Company in October 1998 and became President of ATC Logistics in November 2000. At that time his annual base salary was increased to $225,000.

(12) Consists of an automobile allowance.

OPTION GRANTS TABLE

          Shown below is information concerning grants of options issued by the Company to the Named Executive Officers during 2000:


                                       INDIVIDUAL                                           POTENTIAL REALIZABLE
                                         GRANTS                                               VALUE AT ASSUMED
                            -------------------------------                                    ANNUAL RATES OF
                               NUMBER OF       % OF TOTAL                                        STOCK PRICE
                              SECURITIES         OPTIONS                                         APPRECIATION
                              UNDERLYING       GRANTED TO       EXERCISE                      FOR OPTION TERM(1)
                            OPTIONS GRANTED   EMPLOYEES IN        PRICE       EXPIRATION    ---------------------
 NAME                             (#)          FISCAL YEAR      ($/SHARE)        DATE        5% ($)      10% ($)
-----------------------     ----------------  -------------     ---------     -----------   --------   ----------
Michael T. DuBose......        100,000(2)         13.1           $11.4375      2/24/10      $719,380   $1,822,973
Jerry E. Kanis.........         25,000(3)          3.3           $11.4375      2/24/10       179,845      455,743
Barry C. Kohn..........         35,000(2)          4.6           $11.4375      2/24/10       251,783      638,040
Paul J. Komaromy.......         25,000(3)          3.3           $11.4375      2/24/10       179,845      455,743
                                25,000(4)          3.3           $11.125       5/10/10       174,911      443,260
Matt J. Pieper.........         15,000(4)          2.0           $11.125       5/10/10       104,947      265,956
                                20,000(5)          2.6           $ 4.438       11/9/10        55,821      141,461

----------------
(1) The potential gains shown are net of the option exercise price and do not include the effect of any taxes associated with exercise. The amounts shown are for the assumed rates of appreciation only, do not constitute projections of future stock price performance, and may not necessarily be realized. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock, continued employment of the optionee through the term of the options, and other factors.

(2) These options were granted under the 1998 Plan. One third of the options vest and become exercisable on each of February 24, 2001, 2002 and 2003.

(3) These options were granted under the 1996 Plan. One third of the options vest and become exercisable on each of February 24, 2001, 2003 and 2005.

(4) These options were granted under the 2000 Plan. One third of the options vest and become exercisable on each of May 10, 2001, 2003 and 2005.

(5) These options were granted under the 1996 Plan. One third of the options vest and become exercisable on each of November 9, 2001, 2003 and 2005.

AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE

          Shown below is information relating to the exercise of stock options during 2000 by the Named Executive Officers and the value of unexercised options for each of the Named Executive Officers as of December 31, 2000:

                                                               NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                SHARES                      OPTIONS AT FISCAL YEAR-END      AT FISCAL YEAR-END (1)
                             ACQUIRED ON       VALUE       ----------------------------  ---------------------------
           NAME                EXERCISE       REALIZED     EXERCISABLE    UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-----------------------      ------------     --------     -----------    -------------  -----------   -------------
Michael T. DuBose......            --            --          333,334         266,666          --             --
Jerry E. Kanis.........            --            --             --            25,000          --             --
Barry C. Kohn..........            --            --           30,000          95,000          --             --
Paul J. Komaromy.......            --            --             --            50,000          --             --
Matt J. Pieper.........            --            --            2,667          40,333          --             --

---------------
(1) None of the options were in the money at December 31, 2000 based on the closing price of the Common Stock on the Nasdaq National Market System on December 29, 2000 (the last trading date of the year), which was $2.188 per share.

EMPLOYMENT AGREEMENTS

          The Company typically enters into an employment agreement with each of its executive officers (including the Named Executive Officers) that provides for a three-year term and is automatically renewable thereafter on a year-to-year basis. The agreement includes a noncompetition provision for a period of 18 months from the termination of the executive officer's employment with the Company and a nondisclosure provision which is effective for the term of the employment agreement and indefinitely thereafter. The executive officer is entitled to severance equal to his base salary for a period of 12 months after termination if he is terminated without cause (as defined in the employment agreement), except in the cases of Mr. DuBose, whose severance period is the longer of 24 months or the balance of the initial contract term, and Mr. Kohn, whose severance period is 18 months.

STOCK INCENTIVE PLANS

          Pursuant to the 1996, 1998 and 2000 Plans, officers, directors, employees and consultants of the Company and its affiliates are eligible to receive options to purchase Common Stock and other awards. Awards under the 1996 Plan are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares. Awards under the 1998 and 2000 Plans may take the form of stock options, annual incentive bonuses and incentive stock.

          The Stock Plans are administered by the Compensation and Human Resources Committee of the Board of Directors (the "Committee"), although the Board of Directors may exercise any authority of the Committee under the Plans in lieu of the Committee's exercise thereof. While the Stock Plans permit the Committee to grant awards, such grants are typically made by the Board of Directors based on the Committee's recommendations regarding the recipients and type and amount of awards. Subject to the express provisions of the Stock Plans, the Committee has broad authority in administering and interpreting the Stock Plans. Options granted to employees may be options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or options not intended to so qualify. Awards to employees may include a provision terminating the award upon termination of employment under certain circumstances or accelerating the receipt of benefits upon the occurrence of specified events, including, at the discretion of the Committee, any change of control of the Company.

          The aggregate number of shares of Common Stock that can be issued under the Stock Plans may not exceed 4,350,000. As of January 31, 2001, there were outstanding options to purchase an aggregate of 1,950,289 shares of Common Stock granted to directors, officers and employees of the Company and its subsidiaries and certain independent contractors pursuant to the Plans, and the number of shares available for issuance pursuant to options yet to be granted under the Plans was 775,519. In February 2001 the Company granted options to employees to purchase an additional 111,000 shares of Common Stock.

          In most cases, outstanding options are subject to certain vesting provisions and expire on the tenth anniversary of the date of grant. The exercise prices of options outstanding under the Plans as of January 31, 2001 are as follows:


          NUMBER OF OPTION
              SHARES                   EXERCISE PRICE
          -----------------            --------------
              20,000                    $  4.438
              24,000                       4.67
             632,000                       5.00
              95,000                       5.0312
             108,000                       5.3125
               3,000                       5.5625
               9,000                       6.875
              38,500                       8.50
              19,167                       8.9375
             150,834                       9.00
              16,000                       9.125
             200,000                      10.00
             334,200                      11.125
             190,000                      11.4375
              35,088                      14.75
              75,500                      18.125

          For information regarding options granted to directors and officers of the Company, see "Security Ownership of Certain Beneficial Owners and Management."

REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE ON EXECUTIVE
COMPENSATION

          The executive compensation program is administered by the Compensation and Human Resources Committee of the Board of Directors, which consists of three directors, Messrs. Crowell, Parsky and Stonesifer.

          COMPENSATION PHILOSOPHY

          The goals of the Company's executive compensation program are to align compensation with business objectives and performance, and to ensure that the Company is able to attract, retain and motivate high caliber executives whose contributions are critical to its long-term success. A substantial portion of executive compensation is to be linked to increased stockholder value and achievement of financial results. The existing executive compensation program consists of three elements: base salary, short-term incentives (annual bonus) and long-term incentives (stock options). Each executive's compensation is linked to the achievement of both the Company's annual operating plan and specific individual goals.

          Federal law generally disallows the corporate tax deduction for certain compensation paid in excess of $1 million annually to each of the chief executive officer and the four other most highly paid executive officers of publicly held companies. There is an exception to this rule for "performance-based compensation." To qualify as "performance-based compensation," payments must be made from a plan that is administered by a committee of outside directors. In addition, the material terms of the plan must be disclosed to and approved by stockholders, and the Committee must certify that the performance goals have been achieved before payments can be awarded. The Committee intends to design the Company's compensation programs to conform with federal law so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation in excess of $1 million that qualifies as "performance-based" or is otherwise exempt. However, the Company may pay compensation that is not deductible in limited circumstances when prudent management of the Company so requires.

          BASE SALARy

          The initial base salaries of the Company's executive officers are set forth in their employment agreements, which were negotiated between the Company and the officers at the time the officers joined the Company. See "Executive Compensation--Employment Agreements." With respect to increases in base salary for any executive officers other than the Chief Executive Officer, the Committee receives recommendations from the Chief Executive Officer, which it considers, modifies (if appropriate) and approves. The recommendations, as approved by the Committee, are then submitted to the full Board of Directors for its consideration and approval. The salary level for each person reflects, among other things, the Committee's assessment of (i) the base salary necessary to attract and retain a person with the skills and knowledge required by the position, (ii) the position's accountability and impact on the results of the Company, and (iii) external salary data for the similar position at comparable companies.

          SHORT-TERM INCENTIVES - ANNUAL PERFORMANCE BONUS

          With respect to annual performance bonuses for each of the Company's executive officers other than the Chief Executive Officer, the Chief Executive Officer submits recommendations to the Committee at the beginning of the year. The recommendations consist of target bonuses (stated as a percentage of base salary) tied to specific levels of achievement of the relevant operating plan for the year. Bonuses for executive officers at the corporate headquarters (e.g., the Chief Financial Officer) are tied to the Company's overall operating plan while bonuses for executive officers at the various subsidiaries are tied to both the Company's overall operating plan and the relevant subsidiary's operating plan. The Committee then considers, modifies (if appropriate) and approves the Chief Executive Officer's recommendations, after which they are submitted to the full Board of Directors for consideration and approval. Following the end of the year, the bonuses are awarded based on the extent to which the Company and the subsidiaries achieve their operating plans for the year, as well as the Chief Executive Officer's and Committee's assessment of each executive officer's individual performance during the year.

          The annual operating plans for the Company and for each of its subsidiaries for a given year are recommended by the Chief Executive Officer to the Board of Directors for its approval at the beginning of the year.

          LONG-TERM INCENTIVES - STOCK OPTIONs

          During 2000, the Company made stock option grants to certain of the Company's executive officers under the 1996, 1998 and 2000 Plans. As part of the Company's compensation program, the Chief Executive Officer annually submits to the Committee a list of executive officers who are being recommended for stock option awards, together with the recommended sizes of their awards. In assessing these recommendations, the Committee's primary considerations are the performance of each executive officer, the grant value of the award and the number of options previously granted. The recommendations, as approved by the Committee, are then submitted to the full Board of Directors for its consideration and approval.

          Each grant enables the officer to acquire, subject to the completion of a vesting period, shares of the Common Stock at a fixed price per share (the market price on the date of grant) over a ten-year period. The option grant vests in periodic installments over a three- to five-year period, contingent upon the executive officer's continued employment with the Company.

          CHIEF EXECUTIVE OFFICER COMPENSATION

          Mr. DuBose's base salary was increased from $400,000 to $470,000 at the beginning of 2000 based upon the Committee's review of external compensation data provided by an independent compensation consulting firm along with the Company's performance in meeting its operational and financial targets.

          At the beginning of 2000, the Committee established Mr. DuBose's target bonus for the year at 75% of base salary. In establishing this target bonus, the Committee took into consideration the substantial improvements that the Company would have to make during the year in order to achieve its 2000 operating plan. The plan called for net income before special charges and non-recurring expense to increase 15.6% over 1999 and EBITDA to increase 7.0% over 1999. At the end of 2000 the Committee noted that the Company achieved an actual increase of 25.1% in net income and an actual increase of 9.6% in EBIDTA and also noted that the Company had made significant progress on several of the turnaround efforts initiated in 2000, including the sales of the ATC Distribution Group. Based upon these performance levels, Mr. DuBose was granted a 2000 bonus of $442,487.

          Mr. DuBose was awarded a stock option grant of 100,000 shares during 2000. This grant vests over a three-year period and has an exercise price of $11.4375, which represented the fair market value of the Common Stock on the date of grant.

          SUMMARy

          The Committee believes that the current compensation arrangements provide the Chief Executive Officer and the other executive officers with the incentive to perform at superior levels and in a manner that is directly aligned with the economic interests of the Company's stockholders.

                                  The Compensation and Human Resources Committee
                                           J. Richard Stonesifer, Chairman
                                           Richard R. Crowell
                                           Gerald L. Parsky

COMPENSATION AND HUMAN RESOURCES COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION IN COMPENSATION DECISIONS

          The members of the Compensation and Human Resources Committee are Messrs. Crowell, Parsky and Stonesifer. Messrs. Crowell and Parsky are (i) two of the three stockholders and directors of Aurora Advisors, Inc., the general partner of Aurora Capital Partners, which is the general partner of Aurora Equity Partners, L.P. ("AEP"), the largest stockholder of the Company, and (ii) two of the three stockholders and directors of Aurora Overseas Advisors, Ltd., the general partner of Aurora Overseas Capital Partners L.P., the general partner of Aurora Overseas Equity Partners I, L.P. ("AOEP"), a significant stockholder of the Company. See "Security Ownership of Certain Beneficial Owners and Management." In addition, Messrs. Crowell and Parsky are the senior members of Aurora Capital Group (of which the Aurora Partnerships are a part), which provides investment banking and management services to the Company pursuant to a management services agreement. See "Certain Transactions."

                                PERFORMANCE GRAPH

          The following graph shows the Company's total return to stockholders compared to a Peer Group and the Nasdaq Market Index over the period from December 17, 1996 (the initial day of trading of the Company's Common Stock on the Nasdaq National Market) to December 29, 2000 (the last trading day in 2000).

                   COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
        AFTERMARKET TECHNOLOGY CORP., PEER GROUP AND NASDAQ MARKET INDEX


                                    [GRAPH]


------------------------------------------ ------------ ------------ ------------- ------------ ------------ ------------
                                            12/17/96     12/31/96      12/31/97     12/31/98     12/31/99     12/29/00
Aftermarket Technology Corp...............  $100.00        $100.73      $105.84      $  45.99     $  69.71     $  12.78
Peer Group................................   100.00         100.23       126.85        135.69        89.11        85.85
Nasdaq Market Index.......................   100.00         100.00       122.32        172.52       304.29       191.25
------------------------------------------ ------------ ------------ ------------- ------------ ------------ ------------

          The Peer Group was originally comprised of seven publicly-traded companies engaged primarily in businesses in the automotive aftermarket that are comparable to that of the Company and, in management's opinion, most closely represent the Company's peer group. Two of the Peer Group companies ceased to be publicly traded during 1998. In 1999 another company was removed from the Peer Group because it is now engaged primarily in businesses outside the automotive aftermarket and management believes it is no longer comparable to the Company. The current members of the Peer Group are Exide Corp., Federal-Mogul Corp., Genuine Parts Co. and Standard Motor Products.

          Each line on the stock performance graph assumes that $100 was invested in the Company's Common Stock and the respective indices at the closing price on December 17, 1996 (the initial day of trading of the Company's Common Stock). The graph then presents the value of these investments, assuming reinvestment of dividends, through the close of trading on December 29, 2000 (the last trading day in 2000). As of February 28, 2001, the investments in the Company, the Peer Group and the Nasdaq Market Index would have been worth $32.85, $89.88 and $167.59, respectively.

          The cumulative total return shown on the stock performance graph indicates historical results only and is not necessarily indicative of future results.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth the beneficial ownership of the Common Stock (the only class of issued and outstanding voting securities of the Company), as of February 1, 2001 by each director of the Company, each of the Named Executive Officers, the directors and executive officers of the Company as a group and each person who at such time was known by the Company to beneficially own more than 5% of the outstanding shares of any class of voting securities of the Company.


                                                                                    NUMBER OF          VOTING
                                                                                    SHARES (1)       PERCENTAGE
                                                                                    -----------      ----------
Aurora Equity Partners L.P. (other beneficial owners: Richard R.
   Crowell, Gerald L. Parsky and Richard K. Roeder) (2)(3).................          12,355,490        60.0
Aurora Overseas Equity Partners I, L.P. (other beneficial owners:
   Richard R. Crowell, Gerald L. Parsky and Richard K. Roeder) (3)(4)......           5,281,704        25.7
General Electric Pension Trust (5).........................................           2,425,708        11.8
Michael T. DuBose (6)(7)...................................................             401,146         1.9
Jerry E. Kanis (8).........................................................               8,807         *
Barry C. Kohn (7)(9).......................................................              94,980         *
Paul J. Komaromy (10)......................................................              18,334         *
Matt J. Pieper (11)........................................................              12,297         *
Robert Anderson (12)(13)...................................................              64,585         *
Richard R. Crowell (2)(3)(4)(13)...........................................          13,699,336        66.6
Dale F. Frey (14)..........................................................              91,181         *
Mark C. Hardy (3)(13)(15)..................................................              25,305         *
Dr. Michael J. Hartnett (16)...............................................              93,966         *
Gerald L. Parsky (2)(3)(4)(13)(17).........................................          13,699,336        66.6
Richard K. Roeder (2)(3)(4)(13)............................................          13,699,336        66.6
J. Richard Stonesifer (18).................................................              65,045         *
William A. Smith (19)......................................................             545,984         2.7
All directors and officers as a group (18 persons) (20)....................          15,144,737        71.1

---------------
* Less than 1%.

(1) The shares of Common Stock underlying warrants or options granted under the Stock Plans that are exercisable as of February 26, 2001 or that will become exercisable within 60 days thereafter (such warrants or options being referred to as "Exercisable") are deemed to be outstanding for the purpose of calculating the beneficial ownership of the holder of such warrants or options, but are not deemed to be outstanding for the purpose of computing the beneficial ownership of any other person.

(2) Consists of (i) 8,417,632 shares owned by AEP (one of the Aurora Partnerships), (ii) 2,425,708 shares owned by the General Electric Pension Trust ("GEPT") (see Note 5 below) and (iii) 1,512,150 shares that are subject to an irrevocable proxy granted to the Aurora Partnerships by certain holders of Common Stock, including Messrs. Anderson, Crowell, Hardy, Parsky and Roeder, certain other limited partners of AEP and certain affiliates of a limited partner of AOEP (the other Aurora Partnership). The proxy terminates upon the earlier of the transfer of such shares or July 31, 2004. AEP is a Delaware limited partnership the general partner of which is Aurora Capital Partners, a Delaware limited partnership whose general partner is Aurora Advisors, Inc. Messrs. Crowell, Parsky and Roeder are the sole stockholders and directors of Aurora Advisors, are limited partners of Aurora Capital Partners and may be deemed to beneficially share ownership of the Common Stock beneficially owned by AEP and may be deemed to be the organizers of the Company under regulations promulgated under the Securities Act.

(3) The address of this stockholder is 10877 Wilshire Boulevard, Suite 2100, Los Angeles, CA 90024.

(4) Consists of (i) 1,343,846 shares owned by AOEP, (ii) 2,425,708 shares owned by GEPT (see Note 5 below) and (iii) 1,512,150 shares that are subject to an irrevocable proxy granted to the Aurora Partnerships by certain holders of Common Stock, including Messrs. Anderson, Crowell, Hardy, Parsky and Roeder, certain other limited partners of AEP and certain affiliates of a limited partner of AOEP. The proxy terminates upon the earlier of the transfer of such shares or July 31, 2004. AOEP is a Cayman Islands limited partnership the general partner of which is Aurora Overseas Capital Partners, L.P., a Cayman Islands limited partnership, whose general partner is Aurora Overseas Advisors, Ltd. Messrs. Crowell, Parsky and Roeder are the sole stockholders and directors of Aurora Overseas Advisors, are limited partners of Aurora Overseas Capital Partners and may be deemed to beneficially own the shares of the Company's Common Stock beneficially owned by AOEP. AOEP's address is West Wind Building, P.O. Box 1111, Georgetown, Grand Cayman, Cayman Islands, B.W.I.

(5) With limited exceptions, GEPT has agreed to vote these shares in the same manner as the Aurora Partnerships vote their respective shares of Common Stock. This provision terminates upon the earlier of the transfer of such shares or July 31, 2004. GEPT's address is 3003 Summer Street, Stamford, CT 06905.

(6) Includes 366,668 shares subject to Exercisable options. Excludes 233,332 shares subject to options that are not Exercisable.

(7) The address of this stockholder is One Oak Hill Center, Suite 400, Westmont, IL 60559.

(8) Includes 8,334 shares subject to Exercisable options. Excludes 16,666 shares subject to options that are not Exercisable. Mr. Kanis's address is 9901 West Reno Road, Oklahoma City, OK 73127.

(9) Includes 71,667 shares subject to Exercisable options. Excludes 53,333 shares subject to options that are not Exercisable.

(10) Includes 8,334 shares subject to Exercisable options. Excludes 41,666 shares subject to options that are not Exercisable. Mr. Komaromy's address is 1637 South Cobblestone Court, Springfield, MO 65809.

(11) Includes 2,667 shares subject to Exercisable options. Excludes 40,333 shares subject to options that are not Exercisable. Mr. Pieper's address is 2301 Eagle Parkway, Suite 100, Ft. Worth, TX 76177.

(12) Includes (i) 4,290 shares held by Mr. Anderson's wife (including 2,790 shares held by her as trustee for her relatives), as to which Mr. Anderson disclaims beneficial ownership, and (ii) 40,667 shares subject to Exercisable options. Excludes 34,333 shares subject to options that are not Exercisable. Mr. Anderson's address is 10877 Wilshire Boulevard, Suite 1405, Los Angeles, CA 90024-4341.

(13) The shares actually owned by this person (as distinguished from the shares that this person is deemed to beneficially own) are subject to an irrevocable proxy granted to the Aurora Partnerships.

(14) Includes (i) 25,257 shares owned by a limited partnership of which Mr. Frey is general partner, (ii) 4,000 shares held by him as trustee for his grandchildren and (iii) 40,667 shares subject to Exercisable options. Excludes 34,333 shares subject to options that are not Exercisable. Mr. Frey disclaims beneficial ownership of 96% of the shares owned by the limited partnership. Mr. Frey's address is One Gorham Island, Westport, CT 06880.

(15) Includes 12,000 shares subject to options that are Exercisable.

(16) Includes 70,176 shares subject to Exercisable warrants. Mr. Hartnett's address is 60 Round Hill Road, Fairfield, CT 06430.

(17) Includes 2,000 shares held by Mr. Parsky's wife, as to which Mr. Parsky disclaims beneficial ownership.

(18) Includes 40,667 shares subject to Exercisable options. Excludes 34,333 shares subject to options that are not Exercisable. Mr. Stonesifer's address is 8473 Bay Colony Drive, Naples, FL 34108.

(19) Mr. Smith's address is 1717 East LaRua, Pensacola, FL 32501.

(20) Includes 711,907 shares subject to Exercisable warrants and options. Excludes 608,357 shares subject to options that are not Exercisable.

                              CERTAIN TRANSACTIONS

          The Company believes the transactions described below were beneficial to the Company and were on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties pursuant to arms-length negotiations.

RELATIONSHIP WITH AURORA CAPITAL GROUP

          The Company was formed in 1994 at the direction of Aurora Capital Group, of which the Aurora Partnerships are a part. Aurora Capital Group is controlled by Messrs. Crowell, Hardy, Parsky and Roeder, who are directors of the Company. See "Security Ownership of Certain Beneficial Owners and Management."

          The Company pays to Aurora Management Partners ("AMP"), which is a part of Aurora Capital Group, a base annual management fee of $550,000 for advisory and consulting services pursuant to a written management services agreement (the "Management Services Agreement"). AMP is also entitled to reimbursements from the Company for all of its reasonable out-of-pocket costs and expenses incurred in connection with the performance of its obligations under the Management Services Agreement. The base annual management fee is subject to increase, at the discretion of the disinterested members of the Company's Board of Directors, by up to an aggregate of $250,000 in the event the Company consummates one or more significant corporate transactions. The base annual management fee has not been increased as a result of any of the Company's acquisitions. The base annual management fee is also subject to increase for specified cost of living increases pursuant to which the base annual management fee was most recently increased in January 1999 from $540,000. If the Company's EBITDA in any year exceeds management's budgeted EBITDA by 15.0% or more for that year, AMP will be entitled to receive an additional management fee equal to one half of its base annual management fee for such year. Because the Company's EBITDA did not exceed management's budgeted EBITDA by 15.0% in 2000, AMP did not receive this additional management fee in 2000.

          The base annual management fee payable to AMP will be reduced as the collective beneficial ownership of Common Stock by the Aurora Partnerships declines below 50% as follows: for any period during which the collective beneficial ownership of the Aurora Partnerships is less than 50% but at least 40%, the base annual management fee payable for the period will be 80% of the original base annual management fee (as such original base annual management fee may previously have been adjusted due to discretionary increases by the Board of Directors or cost of living increases as described above, the "Original Fee"); for any period during which the Aurora Partnerships' collective beneficial ownership is less than 40% but at least 30%, the base annual management fee payable for the period will be 60% of the Original Fee; and for any period during which the collective beneficial ownership of the Aurora Partnerships is less than 30% but at least 20%, the base annual management fee payable for the period will be 40% of the Original Fee. If the Aurora Partnerships' collective beneficial ownership declines below 20%, the Management Services Agreement will terminate. As of March 2, 2000, the collective beneficial ownership of the Aurora Partnerships for purposes of the Management Services Agreement was approximately 63%. See "Security Ownership of Certain Beneficial Owners and Management."

          If the Company consummates any significant acquisitions, AMP will be entitled to receive a fee from the Company for investment banking services in connection with the transaction. The fee is equal to 2.0% of the first $75.0 million of the acquisition consideration (including debt assumed and current assets retained) and 1.0% of acquisition consideration (including debt assumed and current assets retained) in excess of $75.0 million. Since the Company's formation, it has paid approximately $5.2 million of fees to AMP for investment banking services in connection with the Company's acquisitions. In January 2001 the Company paid AMP a $750,000 fee for services in connection with the October 2000 sale of the Distribution Group.

          Notwithstanding the foregoing, no payment will be made to AMP pursuant to the Management Services Agreement at any time that certain events of default shall have occurred and be then continuing under any of the Indentures governing the Senior Notes or the Credit Facility. The Management Services Agreement also provides that the Company shall provide Aurora Capital Group and its directors, employees, partners and affiliates with customary indemnification against all actions not involving gross negligence or willful misconduct.

          In October 1996, the Company granted options for an aggregate of 48,000 shares of Common Stock to Mark C. Hardy (a director of the Company), Kurt Larsen (a former director of the Company) and two consultants of the Company, all four of whom were then employees of Aurora Capital Group. These options, which have an exercise price of $4.67 per share, become exercisable in one-third increments on each of the first three anniversaries of the date of grant and expire in 2006. In 1997, 12,000 of these options terminated when Mr. Larsen resigned from Aurora Capital Group and in 2000 one of the consultants exercised 12,000 options.

INDEMNIFICATION AGREEMENTS

          The Company has entered into separate but identical indemnification agreements (the "Indemnification Agreements") with each director and executive officer of the Company. The Indemnification Agreements provide for, among other things, the following: (i) indemnification to the fullest extent permitted by law against any and all expenses (including attorneys' fees and all other costs and obligations of any nature whatever), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection therewith) of any claim, unless the Company determines that such indemnification is not permitted under applicable law; (ii) the prompt advancement of expenses to the director or officer, including attorneys' fees and all other costs, fees, expenses and obligations paid or incurred in connection with investigating or defending any threatened, pending or completed action, suit or proceeding related to the fact that such director or officer is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, and for repayment to the Company if it is found that such director or officer is not entitled to such indemnification under applicable law; (iii) a mechanism through which the director or officer may seek court relief in the event the Company determines that the director or officer is not permitted to be indemnified under applicable law (and therefore is not entitled to indemnification under the Indemnification Agreement); and (iv) indemnification against expenses (including attorneys' fees) incurred in seeking to collect from the Company an indemnity claim or advancement of expenses to the extent successful.

REGISTRATION RIGHTS

          The holders of the Common Stock outstanding before the initial public offering of the Company's Common Stock in December 1996 have certain "demand" and "piggyback" registration rights pursuant to a stockholders agreement. In addition, GEPT has certain "demand" and "piggyback" registration rights with respect to a portion of the shares of Common Stock owned by it.

                                  AUDIT MATTERS

INDEPENDENT AUDITORS

          Ernst & Young LLP ("E&Y") was the Company's independent auditor for the year ended December 31, 2000. The appointment of independent auditors is approved annually by the Board of Directors, based in part on the recommendation of the Audit Committee. The Board of Directors has not taken action yet regarding the appointment of the Company's auditors for fiscal 2001. Stockholder approval is not sought in connection with the selection of auditors.

          Representatives of E&Y will be present at the Meeting and will be given an opportunity to make a statement if they desire to do so and will respond to appropriate questions from stockholders.

          Set forth below are the fees billed to the Company by E&Y for (i) professional services rendered for the audit of the Company's financial statements for the year ended December 31, 2000 and the review of the quarterly financial statements for 2000 and (ii) all other professional services:

          Audit Fees..................................    $315,000
          Financial Information Systems Design and
             Implementation Fees......................       --
          All Other Fees..............................    $352,000
                                                          --------
               Total Fees.............................    $667,000

AUDIT COMMITTEE REPORT

          The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's audited financial statements to generally accepted accounting principles.

          In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. And, the Audit Committee has considered whether the independent auditors provision of non-audit services to the Company is compatible with the auditor's independence.

          In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.


                                          The Audit Committee
                                                 Dale F. Frey, Chairman
                                                 Robert Anderson
                                                 Richard R. Roeder

                                  ANNUAL REPORT

          The Company's 2000 Annual Report to Stockholders is being mailed to all stockholders. Any stockholder who has not received a copy may obtain one by writing to the Company at One Oak Hill Center, Suite 400, Westmont, Illinois 60559. In addition, any person wishing to receive a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2000 (excluding the exhibits thereto) may obtain a copy by sending a written request to the Company at the same address.

                              STOCKHOLDER PROPOSALS
                   FOR THE 2002 ANNUAL MEETING OF STOCKHOLDERS

          Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act must be received by the Company on or before November 30, 2001 to be considered for inclusion in the proxy statement for the Company's 2002 Annual Meeting of Stockholders, which is expected to be held on or about May 8, 2002. Generally, a stockholder is eligible to present proposals under Rule 14a-8 if he or she has been for at least one year the record or beneficial owner of at least 1% or $2,000 in market value of securities entitled to be voted at the 2002 Annual Meeting and he or she continues to own such securities through the date on which the meeting is held. Management of the Company may exercise discretionary voting authority with respect to any stockholder proposal that is not submitted for inclusion pursuant to Rule 14a-8 in the proxy statement for the 2002 Annual Meeting if such proposal is received by the Company after February 23, 2002.

                                            By Order of the Board of Directors,


                                            /s/ Joseph Salamunovich

                                            Joseph Salamunovich
                                            Secretary

March 30, 2001

                                                                      APPENDIX A

                          AFTERMARKET TECHNOLOGY CORP.
                             AUDIT COMMITTEE CHARTER

ORGANIZATION

Aftermarket Technology Corp. (the "Company") shall have a committee to the Board of Directors to be known as the Audit Committee (the "Committee"). The Committee shall be composed of three or more directors, at least a majority of whom are "independent" for purposes of the listing standards of The Nasdaq Stock Market, provided that on and after June 14, 2001 all members of the Committee must be "independent".

STATEMENT OF POLICY

The Committee shall provide assistance to the Board of Directors in fulfilling its responsibility to the stockholders and investment community relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports of the Company. In so doing, it is the responsibility of the Committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors, and the financial management of the Company.

RESPONSIBILITIES

In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible in order to best react to changing conditions and to ensure to the directors and stockholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

In carrying out these responsibilities, the Committee will:

     1. Review and recommend to the Board of Directors the independent auditors to be selected to audit the financial statements of the Company and its divisions and subsidiaries.

     2. Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

     3. Review the financial statements contained in the annual report to stockholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the stockholders.

     4. Review with the independent auditors, the Company's internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the Committee periodically should review Company policy statements.

     5. Report the results of the annual audit to the Board of Directors. If requested by the Board, invite the independent auditors to attend the full Board of Directors meeting to assist in reporting the results of the annual audit or to answer the directors' questions (alternatively, the other directors, particularly the other independent directors, may be invited to attend the Audit Committee meeting during which the results of the annual audit are reviewed).

     6. Review the scope of other professional services provided to the Company by the independent auditors and consider the relationship to the auditors' independence.

     7. Review and consult with management regarding the appointment, termination or replacement of the director of internal audit.

     8. Review the internal audit function of the Company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year and the coordination of such plans with the independent auditors. Regularly review the continued overall effectiveness of the internal audit function.

     9. Review with financial management and internal auditors the results of their analysis of significant financial reporting issues and practices, including changes in, or adoptions of, accounting principles and disclosure practices. Also review with financial management and the independent auditors their qualitative judgments about the appropriateness and acceptability of accounting principles and financial disclosure practices used or proposed to be used, and particularly, the degree of aggressiveness or conservatism of the Company's accounting principles and underlying estimates.

     10. Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Committee without members of management present. Among the items to be discussed in these meetings with independent auditors are the independent auditors' evaluation of the Company's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

     11. Review accounting and financial human resources and succession planning within the Company.

     12. Submit the minutes of all meetings of the Committee to, or discuss the matters discussed at each Committee meeting with, the Board of Directors.

     13. Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

     14. Annually review the Committee's charter and operations and recommend any changes to the Board of Directors for approval.

While the Committee has the responsibilities and powers set forth in the Company's By Laws and this Charter, the Committee does not have the duty to plan or conduct audits or to determine that the Company's financial statements are complete and accurate in accordance with generally accepted accounting principles. This is the responsibility of Management and the independent auditors. Further, it is not the duty of the Committee to conduct investigations, to resolve disagreements, if any, between Management and the independent auditors, or to assure compliance with laws and regulations and the Company's policies and practices.

                                                                      APPENDIX B

              THIS PROXY IS SOLICITED ON BEHALF OF THE DIRECTORS OF
                          AFTERMARKET TECHNOLOGY CORP.
                       For Annual Meeting of Stockholders
                                   May 9, 2001


The undersigned stockholder of Aftermarket Technology Corp. (the "Company") acknowledges receipt of the Notice of Annual Meeting of Stockholders of the Company and the accompanying Proxy Statement, each dated March 30, 2001, and the undersigned hereby revokes all prior proxies and hereby constitutes and appoints Michael T. DuBose, Barry C. Kohn and Joseph Salamunovich, and each of them (each with full power of substitution and with full power to act without the others), the proxies of the undersigned, to represent the undersigned and to vote all the shares of common stock of the Company that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company, to be held on May 9, 2001 at 9:00 a.m., Central time, at the Oak Brook Hills Resort, 3500 Midwest Road, Oak Brook, Illinois, and at any adjournment thereof.

      PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT IN
                             THE ENCLOSED ENVELOPE.


--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


      YOU CAN NOW ACCESS YOUR AFTERMARKET TECHNOLOGY CORP. ACCOUNT ONLINE.

       ACCESS YOUR AFTERMARKET TECHNOLOGY CORP. STOCKHOLDER ACCOUNT ONLINE
                     VIA INVESTOR SERVICEDIRECT-SM- (ISD).

Mellon Investor Services LLC agent for Aftermarket Technology Corp., now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

          -   View account status               -   Make address changes
          -   View certificate history          -   Establish/change your PIN

              VISIT US ON THE WEB AT http://www.mellon-investor.com
                    AND FOLLOW THE INSTRUCTIONS ON THIS PAGE.

STEP 1: FIRST TIME USERS - ESTABLISH A PIN            STEP 2:  LOG IN FOR ACCOUNT ACCESS       STEP 3:  ACCOUNT STATUS SCREEN

You must first establish a Personal Identification    You are now ready to log in.             You are now ready to access your
Number (PIN)online by following the directions        To access your account please enter      account information. Click on the
provided in the upper right portion of the            your:                                    appropriate button to view or
web screen as follows.  You will also need your       - SSN                                    initiate transactions.
Social Security Number (SSN) available to             - PIN                                    -  Certificate History
establish a PIN.                                      - Then click on the Submit button.              -  Issue Certificate
                                                                                               -  Address Change

INVESTOR SERVICEDIRECT-SM- IS CURRENTLY ONLY AVAIL-   IF YOU HAVE MORE THAN ONE ACCOUNT,
ABLE FOR DOMESTIC INDIVIDUAL AND JOINT ACCOUNTS.      YOU WILL NOW BE ASKED TO SELECT THE
-  SSN                                                APPROPRIATE ACCOUNT.
-  PIN
-  Then click on the Establish PIN button.

PLEASE BE SURE TO REMEMBER YOUR PIN, OR MAINTAIN
IT IN A SECURE PLACE FOR FUTURE REFERENCE.

              FOR TECHNICAL ASSISTANCE CALL 1-877-978-7778 BETWEEN
                       9AM-7PM MONDAY-FRIDAY EASTERN TIME

THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED BELOW; WHERE NO CHOICE IS SPECIFIED, IT WILL BE VOTED    Please mark  -----
FOR PROPOSAL 1 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO MATTERS DESCRIBED IN PROPOSAL 2.             your vote as   X
                                                                                                                 indicated in -----
                                                                                                                 this example

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

1.   Election of Directors:

   FOR all nominees               WITHHOLD             INSTRUCTION: To vote against any nominee, strike a line through the nominee's
  listed to the right             AUTHORITY                         name in the list below:
  (except as marked to     to vote for all nominees
     the contrary)           listed to the right
                                                           01   Robert Anderson               06   Dr. Michael J. Hartnett
        / /                         / /                    02   Richard R. Crowell            07   Gerald L. Parsky
                                                           03   Michael T. DuBose             08   Richard K. Roeder
                                                           04   Dale F. Frey                  09   J. Richard Stonesifer
                                                           05   Mark C. Hardy

2.   To vote upon such other business as may properly come before the meeting or any adjournment thereof.


                                                                          DATED: ____________________________________, 2001

                                                                          ------------------------------------------------

                                                                          ------------------------------------------------

                                                                          (Please sign exactly as your name appears hereon. If the
                                                                          stock is registered in the name of two or more persons,
                                                                          each should sign. When signing as an executor,
                                                                          administrator, trustee, guardian, attorney, or corporate
                                                                          officer, please add your full title  as such.)

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                            VOTE BY TELEPHONE OR MAIL
                          24 HOURS A DAY, 7 DAYS A WEEK

            YOUR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE
                YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED,
                      SIGNED AND RETURNED YOUR PROXY CARD.

------------------------------------------------------              -------------------------------------------------------

                          TELEPHONE                                                               MAIL
                      1-800-840-1208

Use any touch-tone telephone to vote your proxy.         OR                    Mark, sign and date your proxy card
Have your proxy card in hand when you call. You will                                            and
be prompted to enter your control number, located in                     return it in the enclosed postage-paid envelope.
the box below, and then follow the directions given.

------------------------------------------------------              -------------------------------------------------------


                                      IF YOU VOTE YOUR PROXY BY TELEPHONE,
                                  YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.


                                       2